Exhibit 23.1

Deloitte & Touche LLP Certified Public Accountants Suite 3600 201 N Franklin Street Tampa, FL 33602-5818 USA
Tel: +1 813 273 8300 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2020, relating to the financial statements of Brown & Brown, Inc. (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

September 3, 2020